Exhibit 10.2

                          RELOCATION EXPENSES AGREEMENT


                  This Executive Employment Agreement (this "Agreement") is dated as of May 11, 2007 between Aerospace Products International, Inc., a Delaware corporation, 3778 Distriplex Drive North, Memphis, TN 38118 (the "Company" or "API"), and Ahmed Metwalli, an individual, U.S. citizen, residing at 10071 NW 7th Street, Plantation, FL 33324 ("you").

                  Whereas and in additional consideration for you and the Company entering into an Executive Employment Agreement contemporaneously herewith, the parties hereby agree as follows with respect to your relocation to the Memphis, Tennessee area:

     1. API will reimburse you up to a maximum total of Sixty-Five Thousand Dollars ($65,000) for the following reasonable, documented expenses of relocation from Florida to the Memphis area:

         a. House-hunting trips from Florida to the vicinity of Memphis for you and your spouse, for the purpose of the selection of a personal residence;

         b. Relocation Services of your choosing to assist you with your relocation and house hunting needs

         c. Moving of your family's personal property, and temporary storage in the Memphis area

         d.   Transportation of your family;

         e. Closing costs, real estate commissions, and expenses for the sale of your residence in Florida and closing costs for the purchase of your residence in Memphis;

         f. Licenses, fees, and other out-of-pocket expenses, not otherwise reimbursed, directly related to your and your family's relocation to Memphis.

Each such reimbursement will be paid only in accordance with API's regular policies, guidelines, and procedures for such expenses.

     2. In addition to the above, API will reimburse you up to a maximum total of Twenty Thousand Dollars ($20,000) for the following Temporary Living Expense Reimbursement in the Memphis vicinity, for yourself and your spouse only, for the earlier of either one hundred eighty (180) days or until your family's relocation is completed. Such reimbursement shall include your reasonable expenses of furnished apartment, airfare, car rental, meals, laundry, and other items, and shall be paid only in accordance with API's regular policies and procedures for Temporary Living Expense Reimbursement.


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     3. You will repay to API the full gross amount of any and all expenses paid on your behalf or reimbursed to you by API pursuant to Section 1 of this Agreement if within eighteen (18) months of your hire/transfer date (as indicated in records maintained in Human Resources), your employment with API is terminated for any of the following reasons:

         a. You fail for any reason under your control to commence employment at API by July 1, 2007; or.

         b. You for any reason voluntarily cause your employment with API to be terminated without Cause pursuant to Section IV.4(a) of your Executive Employment Agreement with API; or

         c. You are discharged for Cause, pursuant to Sections IV.2(a) and IV.1(a) of your Executive Employment Agreement with API.

     4. If any repayment is required pursuant to Section 3 above, API may elect to deduct any amount due to be repaid from any final wages, vacation pay, commissions, bonus, or other compensation or payment due to you, unless otherwise prohibited by law. If there is further repayment required, you shall upon request elect in writing one of the following repayment options:

         a. A lump sum payment within sixty (60) days after the date of termination of employment; or

         b. An installment payment plan in equal monthly payments for a term not to exceed one (1) year. No interest will be charged as long as payments are made fully and timely.

     5. In the event of any delinquency in repayment which continues for more than thirty days, API may declare the entire repayments balance to be due and owing immediately. Thereafter, the balance of your repayment obligations to API shall bear interest from the initial due date, at the rate of 1.5% per calendar month, for all principal and interest which remains due and unpaid, until paid in full. You further agree to pay all the expenses, costs, and reasonable attorney fees of collection of your repayment obligations. You understand and agree that your failure to make repayments as provided herein and related tax liability will be reported to credit reporting agencies and may have a negative effect on your credit rating.

     6. This Relocation Expenses Agreement does not guarantee your employment for a specific period of time. The Term and other terms and conditions of your employment remain governed solely by your Executive Employment Agreement.


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     7. The parties hereto hereby incorporate herein all of the provisions, terms and conditions of Part V of the Executive Employment Agreement between them, as though such Part V were fully written out herein.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AEROSPACE PRODUCTS INTERNATIONAL INC.
a Delaware corporation


By:   /s/ Aaron Hollander
      -------------------
Title:  President



AHMED METWALLI, an individual


/s/ Ahmed Metwalli
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